Exhibit 10.3

CONSULTING AGREEMENT

Consulting Agreement (“Agreement”) by and between Sean McDevitt (the “Individual”) and InfuSystem Holdings, Inc. (collectively with its subsidiaries, the “Company”):

WHEREAS, the Company, the Individual and the other parties thereto have entered into a Settlement Agreement, dated the date hereof (the “Settlement Agreement”), pursuant to which, among other things, the Individual will resign from the Board of Directors of the Company, and the Company will provide a release and indemnification agreement to the Individual and the parties will agree to a non-disparagement covenant (which provisions will become effective for the Individual on the Effective Date hereunder);

WHEREAS, the Company and the Individual are parties to a Share Award Agreement, dated as of April 6, 2010 (the “Share Award Agreement”);

WHEREAS, the Individual is resigning as Chief Executive Officer of, and from all employment with, the Company, and the Individual’s last day of employment will be April 23, 2012 (the “Separation Date”); and

WHEREAS, the Individual has at least twenty-one (21) days to consider the terms of this Agreement (such 21st day, the “Expiration Date”); and

WHEREAS, the Individual’s receipt of benefits under this Agreement is conditioned upon the Individual’s timely execution of this Agreement no earlier than the Separation Date and no later than the Expiration Date; and

WHEREAS, the Company desires to retain the Individual’s services as a consultant on the terms set forth herein;

NOW, THEREFORE, in exchange for and in consideration of the mutual promises set forth in this Agreement, including without limitation the releases and agreements set forth in Sections 8-10 hereof, it is agreed as follows:

1.	(a) The Individual shall be given until the Expiration Date to consider and decide whether to execute this Agreement by signing it and submitting it to Crowell & Moring LLP, Attention: Murray A. Indick, 275 Battery Street, 23rd Floor, San Francisco, CA 94111; fax number: 415-986-2827. The Individual shall be given a period of seven (7) days from the date of signing and submitting this Agreement (the “Revocation Period”) during which the Individual may revoke this Agreement in writing addressed to the firm at the address or facsimile number listed above.

(b) If the Individual signs and submits this Agreement, and does not revoke it during the Revocation Period, then this Agreement will become effective and enforceable the day after the end of the Revocation Period with no further action by the Company or the Individual (the “Effective Date”). In the event the Individual does not sign or submit this Agreement or if the Individual revokes this Agreement during the Revocation Period, this Agreement shall automatically be deemed null and void.

(c) The Company and the Individual hereby agree that on the Effective Date, the Share Award Agreement shall be terminated in all respects and from and after the Effective Date it shall be null and void in all respects.

2.	(a) By timely signing and submitting this Agreement, the Individual agrees and acknowledges that the Individual has terminated any right to employment after the Separation Date or reemployment with the Company.

(b) If this Agreement shall have become effective under Section 1(b), the Company shall retain the services of the Individual as a consultant to the Company to perform such services, including assistance in connection, with any acquisition or disposition transaction, advice and counsel and such other actions, as may be reasonably requested by the Chief Executive Officer (the “Services”), reporting directly to the Chief Executive Officer, for a term beginning on the Effective Date and expiring on July 31, 2012 thereof (the “Consulting Period”).

(c) During the Consulting Period, in consideration for the Individual’s performance of the Services, the Individual shall be entitled to receive the following benefits:

(i) A consulting fee of $ 1,000,000 (the “Consulting Fee”), payable in installments of cash and/or shares of the Company’s Common Stock (“Shares”) as follows:

(A) On the Effective Date and on the fifteenth (15th) day of May and June, 2012, the Company shall issue to the Individual Shares with a Market Value (as defined below) of $83,333.33, rounded up to the nearest whole Share (each an “Initial Installment”).

(B) On July 31, 2012, the Company shall issue to the Individual Shares with a Market Value of $750,000, rounded up to the nearest whole share (the “Final Installment” and, together with the Initial Installments, the “Installments”); provided, however, if the Credit Facility Refinancing (as defined below) has occurred on or prior to July 31, 2012, the Final Installment shall be paid by the Company to the Individual in cash on July 31, 2012.

Each of the Installments payable in Shares shall be an Award under the Company’s 2007 Stock Incentive Plan, as amended (the “Plan”). Such Shares shall be issued to the Individual pursuant to the Company’s effective registration statement on Form S-8 and without restrictive legends of any kind. Each of the Installments payable in Shares shall be made in certificated or uncertificated form to or at the written direction of the Individual. Each of the Installments payable in cash shall be made by way of wire transfer in accordance with written instructions provided by the Individual prior to the payment. In the event of a Change of Control (as defined below), the Individual’s death or disability, the failure or inability of the Company to make any Initial Installment when due, or termination by the Company of the engagement of the Individual to provide the Services, with or without cause (each such event, an “Acceleration Event”), the sum of (x) the excess of $1,000,000 over the amount of the Consulting Fee paid to the Individual prior to the Acceleration Event and (y) any other accrued and unpaid amounts then due hereunder (such sum being the “Acceleration Payment”), shall become immediately due and payable. The Acceleration Payment shall be made by the Company (i) by issuing Shares to the Individual under the Plan with a Market Value equal to the portion of the Acceleration Payment described above in clause (x) rounded up to the nearest whole Share (unless the Credit Facility Refinancing shall have occurred, in which case the remaining portion of the Acceleration Payment shall be paid in cash), and (ii) making a cash payment equal to the portion of the Acceleration Fee described above in clause (y).

“Market Value” shall mean the average closing price of a Share on the NYSE AMEX on the five trading days preceding the date of each such issuance.

“Change of Control” shall mean the following and shall be deemed to occur if and when: (i) any person (as that term is used in Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, or (ii) the consummation of a merger, consolidation, or reorganization of the Company with or involving any other entity or the sale or other disposition of all or substantially all of the Company’s assets (any of these events being a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, at least 50% of the combined voting power of the voting securities of the resulting or acquiring entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such Business Combination owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Business Combination. Notwithstanding anything contained herein to the contrary, any merger of the Company with InfuSystem, Inc. or a subsidiary or affiliate of InfuSystem, Inc. shall not be deemed to be a Change of Control.

“Credit Facility Refinancing” shall mean the termination of the Credit Agreement, dated as of June 15, 2010, as amended, among the Company, its subsidiaries and Bank of America, N.A. and KeyBank National Association, and the repayment of all amounts owed by the Company and its subsidiaries thereunder with the proceeds of a new credit facility or other source of indebtedness.

(ii) The Company will reimburse the Individual in cash for all payments made for the Individual’s continued coverage under the Company’s group health plans, as in effect from time to time, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the terms of the applicable plan, for up to one (1) year from the Separation Date.

(iii) The Individual’s sole compensation for the Services shall be the payments provided for in this Section 2(c). The Individual shall not otherwise be entitled to participate in any of the employee benefits of the Company or its affiliates, including, without limitation, vacation benefits, medical leave, disability, 401(k) plan, pension or other similar benefits made available by the Company to the Individual or employees in general.

(d) The parties acknowledge that, notwithstanding anything to the contrary in this Agreement, payment of Consulting Fee to the Individual is not contingent upon any performance standard on the Individual’s part and that the Individual shall be entitled to receive the Consulting Fee when due unless the Services are performed by the Individual with willful malfeasance. The Individual may determine in his reasonable discretion the time and place of performance of the Services. The Individual shall be reimbursed by the Company for any reasonable expenses approved in advance by the Chief Executive Officer and incurred in performing such Services.

(e) With a view to making available to the Individual the benefits of Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”), and any other rule or regulation of the Securities and Exchange Commission (“SEC”) that may at any time permit the Individual, or entities owned and controlled by the Individual, to sell restricted Shares of the Company (the “Restricted Shares”) to the public without registration, the Company agrees to:

(i) file with the Securities and Exchange Commission in a timely manner all reports and other documents specified by Rule 144(c)(1) until the earlier of (A) such date after which such timely filing is no longer a condition to the availability of Rule 144 to the Individual or (B) such time as the Individual no longer owns Restricted Shares;

(ii) do, or cause to be done, all things reasonably necessary to have any restrictive legend removed from certificates evidencing the Individual’s Restricted Shares on the date which is the later of: (A) ten (10) calendar days after receipt of the Individual’s certificates representing such Restricted Shares or (B) ninety-one (91) calendar days after the Separation Date (the “Rule 144(b)(1) Date”), and cause the Company’s transfer agent to reissue such Shares in certificated or uncertificated form to or at the written direction of the Individual without restrictions of any kind; and

(iii) do, or cause to be done, all things reasonably necessary to permit the Individual, upon receipt of written notice from the Individual, to sell or donate prior to the Rule 144(b)(1) Date such number of Restricted Shares as may be permitted under Rule 144, so long as the Individual and/or his broker provide to the Company’s counsel and transfer agent the certificates, documents, and/or information customarily provided by holders desiring to sell or donate restricted securities under Rule 144.

3.

The Individual agrees to perform the Services solely as an independent contractor and not as an employee of the Company, The parties to this Agreement recognize that this Agreement does not create any actual or apparent agency, franchise, partnership, joint venture or relationship of employer and employee between the parties or any expectancy of any such relationship or status. The Individual is not authorized to enter into or commit the Company to any agreements, and the Individual shall not represent himself as the agent or legal representative of the Company.

4.	Neither the Company nor any of its affiliates shall be liable for workers’ compensation, unemployment insurance, employers’ liability, national insurance, withholding tax, or other taxes or withholding for or on behalf of the Individual or any other person, persons, firms or corporations consulted or employed by the Individual in performing Services under this Agreement.

5.	The Individual hereby agrees and acknowledges that:

(a) Except as specified herein, the Company’s obligations under this Agreement are in full discharge of any and all of the Company’s liabilities and obligations to the Individual of any type whatsoever, whether written or oral, including, without limitation, the Company’s obligations under the Share Award Agreement and any claim for guaranteed employment, severance pay, bonus compensation or other remuneration of any type;

(b) The Individual has no known workplace injuries or occupational diseases.

(c) The Individual agrees that the Individual: (i) has carefully read this Agreement in its entirety; (ii) has had an opportunity to consider fully the terms of this Agreement for a period of at least twenty-one (21) days; (iii) has been advised by the Company to consult with an attorney of the Individual’s choosing in connection with this Agreement; (iv) has discussed this Agreement with the Individual’s independent legal counsel, or has had a reasonable opportunity to do so, and has had answered to the Individual’s satisfaction any questions the Individual has asked with regard to the meaning and significance of any of the provisions of this Agreement; (v) fully understands the significance of all of the terms and conditions of this Agreement; and (vi) is signing this Agreement voluntarily and of the Individual’s own free will and assents to all the terms and conditions contained herein.

6.	(a) The Individual for himself and for the Individual’s heirs, executors, dependents, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as the “Releasors”), hereby forever release and discharge the Company, and any and all of its stockholders, parents, subsidiaries, divisions, affiliated and related entities, employee benefit and/or pension plans or funds, successors and assigns, and any and all of its or their past, present or future officers, directors, agents, stockholders, trustees, fiduciaries, administrators, employees or assigns (whether acting as agents for the Company or its employee benefit plans, or in their individual capacities) (hereinafter collectively referred to as “Releasees”), from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act, omission, transaction, conduct or occurrence up to and including the date on which the Individual signs this Agreement. Without limiting the generality of the foregoing, the Individual releases the Company from all obligations under or pursuant to the Share Award Agreement.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from all claims, whether known or unknown, which Releasors ever had, now have, or may have against Releasees arising out of the Individual’s employment with the Company and termination from employment up to and including the date on which the Individual signs this Agreement including, without limitation: (i) claims under the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued vested benefits under any company-sponsored tax qualified pension plan in accordance with the terms of such plan and applicable law), and the Americans with Disabilities Act, the Family and Medical Leave Act,; (ii) any other claims of discrimination or retaliation in employment (whether based on federal, state or local law or regulation, statutory or decisional), as well as any claims in contract or tort including, but not limited to, claims for breach of implied or express contracts; and (iii) any claims arising out of the terms and conditions of the Individual’s employment with the Company and any and all claims arising out of execution of this Agreement.

(c) The Individual acknowledges and agrees that by virtue of the foregoing, the Individual has waived any relief available to the Individual (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. Therefore, the Individual agrees that the Individual will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

(d) Notwithstanding the provisions of this paragraph 6, nothing herein shall waive or release any rights, obligations, or duties arising out of this Agreement, or the Individual’s stock ownership not covered by the Share Award Agreement, or the Settlement Agreement; any rights, obligations, or duties arising out of any workers’ compensation statute (with respect to periods during which he was employed); any accrued, vested rights under any applicable company sponsored benefit plan; or any rights to receive unemployment compensation benefits.

7. The Individual agrees that the Individual has or will return to the Company all property belonging to the Company except for such property as expressly authorized by the Board of Directors for use by the Individual in performing the Services, including but not limited to equipment, keys, documents or materials in the Individual’s possession or control and, if not yet returned, will do so on the Separation Date,

8. The Company hereby unconditionally and irrevocably waives, releases and discharges and covenants not to sue the Individual in any capacity for any claim based on any event, fact, act, omission or failure to act by the Individual, whether known or unknown, occurring or existing prior to the date of this Agreement relating to the Company or any its subsidiaries; provided, however, this waiver and release and covenant not to sue shall not include any claims arising from the breach of this Agreement or the Settlement Agreement or any knowing criminal act.

9. The Company shall (i) indemnify, defend and hold the Individual harmless against any costs, expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative (collectively, an “Action”), arising out of or in any way pertaining to the fact that the Individual is or was a director, officer, employee, consultant or agent of the Company or any of its subsidiaries, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the Company or by any subsidiary of the Company, or was serving another corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the request of the Company or any of its subsidiaries regardless of when asserted or claimed and (ii) provide advancement of expenses to the Individual in the defense or settlement of any Action to which he may be entitled to indemnification hereunder or under the Company’s (or any successor’s) certificate of incorporation or bylaws, in each of clauses (i) and (ii), to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Company to provide broader indemnification rights or rights of advancement of expenses than such law permitted the Company to provide prior to such amendment). The Company shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by the Individual hereunder), unless such settlement, compromise or consent includes an unconditional release of the Individual from all liability arising out of such Action or he otherwise consents in writing, and cooperates in the defense of such proceeding or threatened Action. The provisions of this paragraph are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

10. Until the first anniversary of the Company’s 2013 Annual Meeting, each of the Company and the Individual agrees that he or it will not, and he or it will cause each of his or its respective affiliates and associates, agents or other persons acting on his or its behalf not to, disparage the other, and that if asked about the Individual’s separation from employment with the Company will say only that it was voluntary and under mutually agreeable terms.

11. In the event that either party is found by a court of law to have breached its or his respective material obligations hereunder, the non-breaching party must provide the breaching party with notice of the breach and a reasonable opportunity to cure it. If the breaching party fails to cure such breach, then the non-breaching party shall be entitled to pursue all relief legally available to it, including but not limited to, in the event that the Individual is found to be the breaching party, forfeiture of any of the unpaid benefits specified in paragraph 2(c).

12. Except as may be preempted by the Employee Retirement Income Security Act of 1974, as amended, and other applicable federal law, this Agreement shall be governed by the laws of the State of New York, and the parties in any action arising out of this Agreement shall be subject to the jurisdiction and venue of the federal and state courts, as applicable, in the County of New York, State of New York.

13. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

14. If, at any time after the date of the execution of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect and the court shall enforce the remaining provisions of the Agreement in a manner most consistent with the intent of the parties. If a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found to be overbroad or unreasonable.

15. This Agreement constitutes the complete understanding between the parties and may not be changed orally. The Individual acknowledges that neither the Company, nor any representative of the Company has made any representation or promises to the Individual other than as expressly referenced herein, Except as provided herein or in the Settlement Agreement, no other promises or agreements shall be binding unless in writing and signed after the Effective Date by the parties to be bound thereby. If legally required, payments under this Agreement will be subject to applicable withholding deductions. Each of the Company and the Individual shall be responsible for, and shall pay its or his own legal expenses in connection with the negotiation, execution and delivery of this Agreement; provided, however, that notwithstanding the foregoing, the Company has paid $10,000 to Porter, Wright, Morris & Arthur LLP and will pay an additional $85,000 to such firm on the Effective Date for subsequent distribution to the Individual’s advisors in connection with this Agreement.

16.	(a) It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations relating thereto (“Section 409A”), or an exemption to Section 409A. Payments, rights and benefits under this Agreement may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable, so as not to subject the Individual to the payment of taxes and interest under Section 409A, In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. Terms defined in this Agreement shall have the meanings given to such terms under Section 409A if and to the extent required to comply with Section 409A. Accordingly, all payments to be made upon a termination of employment or a termination of the engagement of the Individual to provide Services under this Agreement may only be made upon a “separation from service” under Section 409A. All payments to be made upon a “Change of Control” shall be made only if the Change of Control constitutes a “change in control event” in accordance with Section 409A. All payments to be made upon the Individual’s “disability” shall be made only if the disability constitutes a “disability” in accordance with Section 409A. To the extent that any reimbursements provided to the Individual constitute nonqualified deferred compensation subject to Section 409A, upon the demand of the Individual, such amounts shall be paid or reimbursed to the Individual promptly, but in no event later than December 31 of the year following the year in which the expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Individual’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(b) If the Individual is a “specified employee” within the meaning of Section 409A at the time of the Individual’s separation from service under Section 409A, and the amounts payable upon such separation from service, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, constitute deferred compensation under Section 409A (together, the “Deferred Compensation Separation Payments”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following the Individual’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Individual’s separation from service. All subsequent Deferred Compensation Separation Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Individual dies following his separation from service but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Individual’s death and all other Deferred Compensation Separation Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 409A.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) shall not constitute Deferred Compensation Separation Benefits for purposes of this Agreement.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-l(b)(9)(iii) that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of this Agreement. The “Section 409A Limit” means the lesser of two (2) times: (i) the Individual’s annualized compensation based upon the annual rate of pay paid to the Individual during the calendar year preceding the calendar year of the Individual’s separation from service; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Individual’s separation from service occurs.

THIS CONSULTING AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES TO THE INDIVIDUAL. THE INDIVIDUAL SHOULD CONSULT AN ATTORNEY OF THE INDIVIDUAL’S CHOICE PRIOR TO SIGNING THIS DOCUMENT.

INFUSYSTEM HOLDINGS, INC.

/s/ SEAN McDEVITT	By:	/s/ Wayne P. Yetter
SEAN McDEVITT		DIRECTOR

Dated: April 24, 2012		Dated: April 24, 2012

[Signature Page to Consulting Agreement]